FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE ANNOUNCES RELOCATION OF SUBSIDIARY'S MANUFACTURING OPERATIONS

Eugene, OR, February 2, 2006 -- PW Eagle (Nasdaq: PWEI) announced today that its wholly owned subsidiary, USPoly Company LLC, is combining all of its Oklahoma-based operations into a single location. This will involve relocating all production equipment, warehousing and other support services from their current Shawnee, OK location into existing space at USPoly's Tulsa location.

The changes are expected to occur over the next several months. Shawnee-based employees will be offered positions in Tulsa along with assistance in relocation. USPoly expects to no longer have a presence in Shawnee when the move is complete and to offer the current facility for sale. PW Eagle does not anticipate the relocation plan to have a significant impact on its consolidated results of operations.

Jerry Dukes, PW Eagle CEO stated, "This transition has been planned and evaluated by USPoly management for some time. Concurrent with the relocation, we will make some modernization investments to improve and increase our injection molding capacity. We expect to have a more efficient and effective operation by combining our molding and extrusion operations in one location. We will work closely with USPoly customers during the transition to ensure they continue to receive the quality products and service they have come to expect from our business."

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

Forward-Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the planned consolidation of US Poly's Oklahoma-based operations and the impact that will have on PW Eagle's consolidated financial results, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the relocation plan is not completed within the expected time period or if relocation and modernization expenses exceed anticipated levels. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

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